Exhibit 10.15

Execution Version

Assignment and transfer agreement

(“Agreement”)

dated

august 31, 2015

between

NEUROLIFESCIENCES SAS, 1, rue de Stockholm, 75008 Paris, France

(“Assignor” or “NLS FRANCE”)

and

nls-1 pharma ag, Breitenweg 10, 6370 Stans, Switzerland

(“Assignee” or “NLS-1”)

(together, the “Parties”)

relating to

the assignment and transfer of rights and obligations under a licence agreement

WHEREAS:

(1)	NLS FRANCE has entered into a licence agreement with Assistance Publique Hôpitaux de Paris, Paris, France (“AP-HP”), dated February 12, 2015 (“Licence Agreement”), according to which AP-HP as licensor grants to NLS FRANCE as licensee various rights, including licence and sublicence rights and a purchase option right with respect to various Patents (as defined in the Licence Agreement) and related rights;

(2)	As stipulated in the Licence Agreement, NLS FRANCE has notably the contractual obligation to (i) procure funding for the development of the Patents, (ii) develop work priorities for the Patents, and (iii) report the state of progress of said works to AP-HP. In addition, the Licence Agreement provides the circumstances under which the absence of development works on the Patents constitutes a breach of contract for which NLS FRANCE would be liable for damages in favor of AP-HP;

(3)	As stipulated in the Licence Agreement, NLS FRANCE has the right to assign its rights and obligations upon prior notice to AP-HP;

(4)	Currently, NLS FRANCE has no financial possibility to proceed to the research and development works of the Patents as required under the Licence Agreement;

(5)	In order to reduce its liability exposure vis-à-vis AP-HP and in compliance with NLS FRANCE’s obligation to acts of good management under applicable French corporate regulation, NLS FRANCE desires to assign and transfer all of its rights, duties and obligations in the Licence Agreement;

(6)	NLS FRANCE has looked for and has been able to find investors (“Investors”) that provide adequate funding, notably for the performance of the Development Work (as defined in the Licence Agreement);

(7)	The Investors will provide a substantial amount of equity and debt in line with the business plan and the anticipated Development Work, and will in turn receive a 40% equity stake in NLS FRANCE;

(8)	In order to achieve research and development works of the Patents, the current shareholders of NLS FRANCE (“Founders”) and the Investors have agreed to establish NLS-1, which will be controlled by the same shareholders as NLS FRANCE (i.e. 60% Founders, 40% Investors) and to which all rights and obligations under the Licence Agreement shall be transferred;

(9)	Assignee desires to accept such assignment and delegation and to assume such rights, duties and obligations, in accordance with the terms hereof;

(10)	NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES ABOVE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	Assignment, Transfer AND COnsideration

1.1	Subject to the fulfilment of the condition set forth in art. 2 below and in consideration of the sum of EUR 125,000.- (plus applicable taxes), the receipt and sufficiency of which is hereby acknowledged, the Assignor herewith assigns and transfers to the Assignee all of its rights, titles, interest and obligations under or in connection with the Licence Agreement (in particular all rights related to the licence of the Patents and the purchase option right), and the Assignee hereby accepts such assignment and such transfer, and assumes such rights, duties and obligations.

1.2	As consideration of the assignment and transfer in accordance with this Agreement, the Assignee shall pay to the Assignor:

(a)	a sum of EUR 100,000.- (plus applicable taxes);

(b)	a sum of EUR 25,000.- (plus applicable taxes), equal to the amount of all costs and expenses incurred by NLS FRANCE with respect to the Licence Agreement until the date of execution of the Agreement.

2.	conditions

The assignment and transfer set forth in art. 1 above shall become effective upon fulfilment of the following conditions:

(a)	NLS-1 has received the pharmaceutical establishment status as confirmed by Swissmedic;

(b)	NLS FRANCE and NLS-1 have the same ownership structure, i.e. the Founders own 60% of the equity and the Investors own 40% of the equity of NLS-1 (as confirmed by an excerpt of the share register of NLS-1) and of NLS FRANCE (as confirmed by the updated share transfer register and the shareholders’ individual accounts).

The above conditions shall be regarded as fulfilled at the time NLS-1 sends a respective confirmation to NLS FRANCE and NLS FRANCE sends a respective confirmation to NLS-1.

3.	Further undertakings

3.1	The Assignee undertakes to fully adhere and accepts to be bound by the same obligations as the Assignor under the Licence Agreement.

3.2	The Assignor agrees that it will, at the request of the Assignee, at all times after the date of this Agreement do all acts and execute all documents as may be reasonably necessary or desirable to secure the vesting of the Assignee in all rights assigned to the Assignee by this Agreement.

4.	Covenants of Assignee

Assignee agrees that, during the term of this Agreement, and as long as the Licence Agreement is in effect, Assignee shall pay to AP-HP as specified by Assignor all amounts that are subject of - and in accordance with - the Licence Agreement.

5.	representations

NLS FRANCE represents and warrants to NLS-1 that:

5.1	it is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and it has the power to own its assets and carry on its business as it is being conducted;

5.2	is fully entitled to enter into and execute this Agreement and to transfer all its rights and obligations under the Licence Agreement to NLS-1 as contemplated by this Agreement;

5.3	it is not aware of any legal deficiencies of the Patents licensed under the Licence Agreement, in particular it is not aware of any third party’s prior use of rights, or of any dependency of the licensed Patents on third party’s patents;

5.4	NLS FRANCE has fully complied with all terms of the Licence Agreement and is not in breach of the Licence Agreement;

5.5	the performance by it of the transaction contemplated by this Agreement does not and will not conflict with (i) any law or regulation applicable to it, (ii) its constitution documents or (iii) any agreement or instrument by and upon it;

5.6	it has obtained all and any authorization required to legally effect the transaction contemplated by this Agreement;

5.7	no resolution, procedure or application for a winding-up, solvent liquidation, dissolution, restructuring or a change of legal form (or equivalent proceedings under applicable foreign law) exist or are threatened (in writing) that could result in such a winding-up, solvent liquidation, dissolution, restructuring or a change of legal form of NLS FRANCE;

5.8	no litigation, arbitration or administrative proceedings of or before any court, arbitral body or authority which are reasonably likely to be adversely determined have been started or threatened (in writing) against it;

5.9	NLS FRANCE is in compliance with all applicable laws and regulations.

6.	Further Actions

Assignor and Assignee will execute, acknowledge and deliver all such other and additional instruments, notices, releases and other documents and will do all such other acts as may be necessary or advisable to fully assign to Assignee all of the respective rights and interests herein and hereby granted or intended to be granted and to carry out their respective obligations under this Agreement.

7.	governing law and jurisdiction

7.1	This Agreement shall in all respects be governed by and construed in accordance with Swiss law.

7.2	All disputes arising out of or in connection with this Agreement, including disputes regarding its conclusion, validity, binding effect, amendment, breach, termination or rescission shall be subject to the exclusive jurisdiction of the ordinary courts of Zurich, canton of Zurich, Switzerland, venue being Zurich 1.

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first written above

NeuroLifeSciences SAS

/s/ Eric-Jean Desbois
Eric-Jean Desbois

NLS-1 Pharma AG

/s/ Ronald Hafner
Ronald Hafner

/s/ Alexander Zwyer
Alexander Zwyer

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